SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                              February 21, 1997
                      (Date of Earliest Event Reported)


                          GENERAL MEDICAL CORPORATION
            (Exact name of registrant as specified in its charter)


              Delaware                    33-69874           94-2640465
     (State or other jurisdiction     (Commission File     (IRS Employer
          of incorporation)                Number)        Identification
                                                              Number)


                 8471 Landmark Road, Richmond, Virginia 23228
        (Address of principal executive offices, including Zip Code)


                                (804) 264-7500
             (Registrant's telephone number, including area code)




          Item 1 - Change in Control of Registrant.

                    Pursuant to an Agreement and Plan of Merger, dated as of January 28, 1997 (the "Merger Agreement"), by and among General Medical Inc., a Delaware corporation ("General Medical"), McKesson Corporation, a Delaware corporation ("McKesson"), Spider Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of McKesson ("Merger Sub"), and certain stockholders of General Medical named therein (the "Continuing Stockholders"), Merger Sub has been merged with and into General Medical (the "Merger"), with General Medical as the surviving corporation in the Merger. The Merger, which became effective on February 21, 1997, may be deemed to constitute a change in control of the Registrant, which is an indirect wholly-owned subsidiary of General Medical. A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

                    Pursuant to the Merger, each share of General Medical held by the Continuing Stockholders formerly representing the shares of General Medical common stock, par value $.01 per share (the "Common Stock") and/or the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock" and together with the Common Stock, the "Shares"), was converted in the Merger into the right to receive (i) 0.289 shares of the common stock, par value $.01 per share of McKesson, together with the associated Preferred Stock Purchase Rights of McKesson (collectively the "McKesson Common Stock"); (ii) an amount in cash equal to $11.934; (iii) the Distribution Amount (as determined in the Merger Agreement) upon the distribution thereof in accordance with the Merger Agreement and (iv) any cash in lieu of fractional shares of McKesson Common Stock as provided in the Merger Agreement (the foregoing being collectively referred to as the "Merger Consideration"), subject to the terms and conditions of the Merger Agreement.

                    Each share of General Medical held by the stockholders who were not parties to the Merger Agreement (the "Non-Continuing Stockholders") formerly representing the General Medical Shares was converted into the right to receive (i) an amount in cash equal to $29.807 and
          (ii) the Distribution Amount (as defined in the Merger Agreement) upon the distribution thereof in accordance with the Merger Agreement, subject to the terms and conditions of the Merger Agreement.

                    The Distribution Amount, which is non-
          transferable, relates to $30 million of the cash consideration which was held back from the General Medical shareholders and optionholders to be applied against certain costs incurred by General Medical and certain other defendants in connection with a pending lawsuit involving General Medical.

                    McKesson paid approximately $347 million for the equity of General Medical, approximately fifty percent of which was in the form of 2,791,738 shares of the common stock of McKesson, with the balance paid in cash. In addition, McKesson assumed approximately $428 million in debt. In connection with the acquisition, McKesson entered into a revolving credit facility (the "Credit Facility") with Bank of America National Trust and Savings Association (the "Bank"), dated February 21, 1997. Subject to the terms and conditions of the Credit Facility, McKesson may borrow an aggregate amount not exceeding $525,000,000 for the purpose of financing the acquisition of General Medical and working capital purposes related to the acquisition. The Credit Facility will terminate on the earlier to occur of (i) the date which is 180 days after the date on which all conditions precedent set forth in the Credit Facility are satisfied or waived, and (ii) the date on which the commitment terminates in accordance with the provisions of the Credit Facility. The Credit Facility also provides that each loan shall bear interest at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin (as such terms are defined in the Credit Facility).

                    The Credit Facility contains certain covenants, including covenants obligating McKesson (i) to comply with the covenants set forth in a certain Credit Agreement dated as of November 4, 1996, among McKesson, the financial institutions party thereto, The Chase Manhattan Bank, and the Bank, as may be modified and amended, (ii) to reimburse and compensate the Bank for certain costs and expenses incurred under the Credit Facility, (iii) not to deduct any foreign taxes from any payments it makes to the Bank, under certain circumstances, and (iv) to use the loans obtained under the Credit Facility for the purpose of financing the acquisition of General Medical and working capital purposes related to the acquisition.


          Item 7(c) - Exhibits.

             2.1 Agreement and Plan of Merger, dated as of January 28, 1997, by and among General Medical Inc., McKesson Corporation, Spider Acquisition Corporation and certain stockholders named therein, (Incorporated by reference to the Current Report of Form 8-K, dated February 5, 1997, filed by McKesson Corporation (File No. 1-13252)).



                                  SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GENERAL MEDICAL CORPORATION
                                        (Registrant)


          Date:  March 5, 1997          By: /s/ Donald B. Garber
                                           -------------------------
                                        Name: Donald B. Garber
                                        Title: Senior Vice President